Exhibit 99.1

Integral Stockholders Approve Increase In Authorized Common Stock

EVANSVILLE, Ind., Nov. 28, 2016 /PRNewswire/ -- Integral Technologies, Inc. (OTC-QB: ITKG) ("Integral" or the “Company”), an emerging light-weighting leader, today announced that shareholders approved a proposal to increase Integral’s authorized common stock to 250,000,000 from 150,000,000 at Integral’s special meeting of stockholders held on November 28, 2016 (the “Special Meeting”) at 10:00 a.m. local time, at the Company’s headquarters located at 2605 Eastside Park Road Suite 1, Evansville, IN 47715, reconvened from the previously adjourned special meeting held on November 12, 2016. Such proposal is described in detail in the definitive proxy statement filed with the Securities and Exchange Commission on October 10, 2016.

At the close of business on October 24, 2016, the record date for the determination of stockholders entitled to vote at the Special Meeting, there were 137,413,603 shares of the Company’s common stock outstanding and entitled to vote at the Special Meeting. The holders of 78,823,005 shares of the Company’s common stock were represented in person or by proxy at the Special Meeting, constituting a quorum.

The proposal submitted to stockholders at the Special Meeting was approved, with 70,311,541 votes for the proposal, 8,343,794 votes against and 167,670 votes abstaining.

About Integral Technologies, Inc. Integral Technologies Inc. (OTC-QB: ITKG) and wholly owned subsidiary ElectriPlast Corp, engage in the discovery, development, and commercialization of electrically conductive hybrid plastics used primarily as raw materials in the production of industrial, commercial and consumer products and services worldwide. Its core material, ElectriPlast®, is a non-corrosive, electrically conductive resin-based material whose properties allow it to be molded into any of the infinite shapes and sizes associated with plastics, rubbers and other polymers while reducing component weight by 40 to 60%. Integral is a leader in conductive hybrid plastics with a broad Intellectual Property portfolio referencing its ElectriPlast technology. Applications for ElectriPlast include: Shielding Wire, Power Electronics, Connectors, and Cables; Shielding, Conduction, Batteries, Semiconductors, Heated Elements, Sensors, Antennas, Medical Devices, Consumer Electronics and Acoustics, Fuses, Capacitors, Resistors, RFID, Bus bars and Terminals.

Safe Harbor Statement. This press release may contain "forward-looking statements'' within the meaning of Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. These statements include, without limitation, predictions and guidance relating to the company's future financial performance and the research, development and commercialization of its technologies. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations, but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements, as the result of such factors, risks and uncertainties as (1) competition in the markets for the products and services sold by the company, (2) the ability of the company to execute its plans, (3) other factors detailed in the company's public filings with the SEC, including, without limitation, those described in the Company's annual report on Form 10-K for the year ended June 30, 2015 as filed with the Securities and Exchange Commission and available at www.sec.gov, and (4) the parties may be unable to agree upon definitive agreements. You are urged to consider these factors carefully in evaluating the forward-looking statements.